Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

ReShape Lifesciences, Inc.

San Clemente, California

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 8, 2022, except for the effect of the one-for-fifty reverse stock split discussed in Note 2 and Note 18, as to which the date is January 12, 2023, relating to the consolidated financial statements of ReShape Lifesciences, Inc., which is included in the Registration Statement on Form S-1 (No. 333-269207).

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ BDO USA LLP

Costa Mesa, California

February 3, 2023